THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF DISCLOSED

Exhibit 10.5

Power Supply Contract

Manufacturing Service Rate Schedule MSB

(Greater than 5,000 kW but not more than 15,000 kW)

Customer Name:	Union Data LLC	(“Customer”)

Customer Address:	[***]

GPS Coordinates:	[***]

Purpose:	Data Center

SIC/NAICS Code:	518210

Knoxville Utilities Board (“KUB”) and Customer do hereby covenant and agree as follows:

Section 1 - Definitions

All defined terms in KUB’s Electric Rate Schedule shall have the same meaning in this Agreement. In addition thereto, as used herein, the following additional terms shall have the following meanings:

(a) “Rate Schedules” shall mean the rate schedules and riders to the rate schedules of the Electric Division, which may from time to time be adopted.by KUB,

(b) “Rules and Regulations” shall mean Knoxville Utilities Board Electric Division Rules and Regulations, which may from time to time be adopted by KUB,

(c) “Service Procedures” shall mean Knoxville Utilities Board Electric Service Procedures, which may from time to time be adopted by KUB.

Section 2 - Term of Contract

Effective Date:         January 1, 2020

Initial Term:     Five (5) years

The Initial Term of this Power Supply Contract (“Contract”) shall begin on the Effective Date and, upon the expiration of the Initial Term, this Contract shall be automatically renewed for additional one (1) year terms (“Renewal Term”), unless either party shall notify the other in writing not less than 60 days prior to the expiration date of the Initial Term or any Renewal Term of its desire to terminate this Contract on such expiration date. Upon completion of ten (10) years of service in this Contract, any contract for renewal of service may provide for termination with not less than four months notice in writing.

Power Supply Contract

Manufacturing Service Rate Schedule MSB

(Greater than 5,000 kW but not more than 15,000 kW)

Section 3 - Power Supply Contract Demand

Power Supply Contract Demand: Onpeak 10 kW Offpeak 5,001 kW

Subject to the other provisions of this Contract (including its attachments and the KUB Rules and Regulations for the Electric Division [“Rules and Regulations”] and KUB Electric Service Procedures [“Service Procedures”]), KUB shall make power available to Customer in the amount of the Power Supply Contract Demand designated above. Customer shall not take from KUB more power than the designated Power Supply Contract Demand and KUB shall not be obligated to supply to Customer power in greater amount at any time than the Customer’s Power Supply Contract Demand.

Section 4 - Rate Schedules

The rates and charges for the power supplied to Customer by KUB pursuant to this Contract shall be pursuant to KUB’s Electric Rate Schedules (“Rate Schedules”). The Rate Schedules can be referred to on the KUB website, www.kub.org, and shall be subject to adjustment, modification, change or replacement from time to time.

Section 5 - Interference with Availability of Power

It is recognized by the Customer and KUB that the availability of power to the Customer may be interrupted from time to time during the term of this Contract. Customer shall be solely responsible for providing and maintaining equipment in its facility and emergency operating procedures as needed to safeguard persons on its property, and its operations from the effects of interruptions. Customer assumes all risk of loss, injury, or damage resulting from such interruptions.

Section 6 - Conditions of Delivery

The Point of Delivery for power and energy made available under this Contract shall be at the point of interconnection of KUB’s facilities and Customer’s facilities defined as:

Point of Delivery description: The point of interconnection of KUB’s 13.2 kilovolt (line to line) conductors and the customer’s 13.2 kilovolt (line to line) conductors at the customer’s 102 Luttrell Road data center.

Service Agreement ID:     3070874830

The power made available at the specified Point of Delivery:

(a) shall be in the form of 3 phase, alternating current, and

(b) shall be delivered at a nominal Delivery Voltage of 13,200 volts (line to line), and

(c) shall be at 60 Hertz nominal frequency.

When KUB, in its sole discretion, determines that it is necessary to monitor or collect interval data at KUB’s meter center at or near the Point of Delivery, Customer, at its expense, shall provide for use by KUB an approved communication line and such other related equipment deemed necessary by KUB to collect and transfer such interval data.

Power Supply Contract

Manufacturing Service Rate Schedule MSB

(Greater than 5,000 kW but not more than 15,000 kW)

Section 7 - Power Quality

Customer shall operate its facilities in such a manner as to limit any objectionable voltage flicker, harmonic and/or other power quality (“PQ”) disturbances that may affect KUB, KUB equipment or other KUB customers. Flicker levels shall be non-perceptible. Current and voltage harmonic levels shall be limited in accordance with IEEE Standard 519 Recommended Practices and Requirements for Harmonic Control in Electrical Power Systems. Objectionable levels will be determined solely by KUB. Customer will at its own expense correct any objectionable PQ issues resulting from Customer facility operations.

Section 8 - Phase Balancing

Customer shall endeavor to take and use power and energy in such a manner that the current will be reasonably balanced on all three phases, and does not negatively impact KUB, KUB equipment, or KUB customers.

Section 9 - Accessibility and Preventative Maintenance

Customer shall provide KUB accessibility to the Point(s) of Delivery and the metering facilities as referenced in Section 6 at all times. Customer shall allow KUB an opportunity to schedule and perform preventative maintenance on its facilities on a biannual basis that may require a scheduled interruption of the Customer’s electric service lasting up to twenty-four (24) hours.

Section 10 - Service Level

KUB’s normal electric system operations will not provide excess capacity to accommodate any interruption of service impacting the utility facilities. In the event of preventative maintenance, emergency maintenance or an abnormal situation on the KUB electric system, KUB will endeavor to provide and support restoration of electric services to the extent reasonably possible without impacting other KUB customers.

Section 11 - Financial Security

Customer shall pay KUB monthly for power and energy available under this Contract. Each and every charge and payment provided for under this Contract shall be separate and cumulative and except as otherwise provided shall be in accordance with the rates and provisions of the applicable rate schedule.

Section 12 - Incorporation of Terms and Conditions

This Contract is subject to the terms and conditions of the Rate Schedules, Rules and Regulations, and Service Procedures. In the event of any conflict between this Contract and the Rate Schedules, Rules and Regulations, and/or Service Procedures, the order of priority shall first be the Rate Schedules, followed in order by the Rules and Regulations, Service Procedures, and this Contract.

Power Supply Contract

Manufacturing Service Rate Schedule MSB

(Greater than 5,000 kW but not more than 15,000 kW)

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their respective officers thereunto duly authorized, as of the day and year first above written.

Attest: Union Data LLC		Attest: KUB

By:	/s/ James D Kelly III	By:	/s/ Mark Walker
Title:	Founder & CEO	Title:	SVP & CFO
Print Name:	James D Kelly III	Print Name:	Mark Walker
Date:	12/31/19	Date:	01/02/20